UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDING FORM 8-A DATED AUGUST 5, 2009
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TECHWELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0451738
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

408 E. Plumeria Drive, San Jose, California 95134

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Series A Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.         ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.         ☐

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Exchange Act:  one

Item 1.                                   Description of Registrant’s Securities to be Registered.

Techwell, Inc. (“Techwell”) hereby amends, by supplementing with the information set forth below, its Form 8-A initially filed with the Securities and Exchange Commission on August 5, 2009:

On March 22, 2010, Techwell entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intersil Corporation (“Parent”) and Navajo Merger Sub, Inc., an indirect wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser has agreed, subject to the terms and conditions of the Merger Agreement, to commence a cash tender offer to acquire all shares of common stock, par value $0.001 per share, of Techwell (“Techwell Common Stock”) that are outstanding and the associated preferred stock purchase rights (the “Techwell Rights”) issued in connection with and subject to the Rights Agreement (the “Rights Agreement’), dated August 4, 2009, between Techwell and Computershare Trust Company, N.A. (which Techwell Rights, together with the shares of the Techwell Common Stock are herein referred to as the “Shares”), at a purchase price of $18.50 per Share (the “Offer”).  As soon as practicable following the completion of the Offer, Purchaser will merge with and into Techwell (the “Merger”). Following the consummation of the Merger, Techwell will be a wholly-owned subsidiary of Parent.

On March 22, 2010, Techwell entered into an Amendment to Rights Agreement (the “Amendment”) with the purpose and intent of exempting from the Rights Agreement the Offer and the Merger as well as the other transactions and arrangements contemplated by the Merger Agreement and the Tender and Voting Agreements by and between the directors and certain entities affiliated with TCV IV, L.P., Purchaser, Parent and Techwell (the “Tender Agreements”).  Pursuant to the Amendment, (i) none of Parent or Purchaser or any of their respective affiliates or associates is deemed to be an “Acquiring Person” for purposes of the Rights Agreement by virtue of the Merger Agreement, the Offer, the Merger, the Tender Agreements, the other transactions contemplated by the Merger Agreement or a public announcement of any of the foregoing (collectively, the “Exempt Events”), (ii) none of a “Distribution Date,” “Stock Acquisition Date” or “Triggering Event” shall be deemed to have occurred for purposes of the Rights Agreement by virtue of or as a result of the Exempt Events, (iii) Sections 11 and 13 of the Rights Agreement shall not apply to any Exempt Event, and no Exempt Event shall cause the Rights to be adjusted or exercisable as a result thereof, and (iv) the Rights Agreement will terminate and the Techwell Rights will expire immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.                                   Exhibits.

Exhibit	Description

4.1

Rights Agreement, dated as of August 4, 2009, by and between Techwell, Inc. and Computershare Trust Company, N.A., as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Form 8-A filed on August 5, 2009 and incorporated herein by reference).

4.2

Amendment to Rights Agreement, dated as of March 22, 2010, by and between Techwell, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K of even date herewith and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

TECHWELL, INC.

Date: March 23, 2010	By:	/s/ Mark Voll
Mark Voll
Vice President of Finance and
Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

4.1

Rights Agreement, dated as of August 4, 2009, by and between Techwell, Inc. and Computershare Trust Company, N.A., as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Form 8-A filed on August 5, 2009 and incorporated herein by reference).

4.2

Amendment to Rights Agreement, dated as of March 22, 2010, by and between Techwell, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K of even date herewith and incorporated herein by reference).